FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
investor.relations@corelab.com

CLB Q1 2013: DEEPWATER DRIVES MOST PROFITABLE QUARTER EVER;
ALL-TIME QUARTERLY HIGHS FOR REVENUE, NET INCOME & EPS;
SHARE COUNT AT 15-YEAR LOW

AMSTERDAM (17 April 2013) - For the first quarter of 2013, Core Laboratories N.V. (NYSE: "CLB US" and NYSE Euronext: "CLB NA") posted its most profitable quarter in Company history, with record results driven by worldwide deepwater hydrocarbon developments. The Company reported a year-over-year 12% increase in first quarter net income, when compared to the first quarter of 2012, ex-items, to a record $56,516,000 and record earnings per diluted share (“EPS”) of $1.22. First quarter 2013 revenue increased 11% year-over-year to a record $260,927,000, while operating income increased 14% to a record $79,037,000, yielding operating margins that improved 50 basis points to over 30%.

First quarter 2013 free cash flow (“FCF”), defined as cash from operations less capital expenditures, reached $59,815,000, an all-time high for any first quarter in Company history, as Core converted almost one of every four revenue dollars into FCF. During the quarter, Core returned over $62,565,000 to its shareholders via dividends of approximately $14,820,000 and share repurchases totaling approximately $47,746,000. Core repurchased 364,541 shares during the first quarter of 2013, lowering the Company's current outstanding diluted share count to 46,276,000 - a 15-year low. Now exceeding a 10-year duration, Core's share repurchase program has reduced its share count by over 37,000,000 shares and the Company's Shareholder Capital Return Program has returned over $1.4 billion via diluted share count reductions and special and quarterly dividends.

The Company's improved year-over-year and sequential quarterly results reflect Core's continued focus on international crude-oil developments, especially those in deepwater, unconventional tight oil plays in North America and evaluation of several high potential international unconventional crude oil and natural gas opportunities.

Core's Reservoir Description operations continued to analyze reservoir rocks and fluids from virtually every deepwater development area, including the emerging prolific, but technologically challenging, Lower Tertiary trend in the Gulf of Mexico (“GOM”). Production Enhancement operations' completion and fracture diagnostic technologies continued to evolve to meet the demands of clients in deepwater Lower Tertiary stimulations and completions in the GOM, as well as ultra-deep shelf developments offshore Louisiana. Reservoir Management operations continued to add to deepwater projects in the “Golden Triangle”, focusing on potential pre-salt hydrocarbon systems offshore Angola southwards through Namibia. During the quarter, Reservoir Management also was awarded its largest ever proprietary project which will evaluate both conventional and unconventional opportunities in the Wolfcamp and related sequences in the southern Delaware Basin of West Texas.

As reported in previous quarters, the Board of Supervisory Directors (“Board”) of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital (“ROIC”) in the top decile of the service companies listed as Core's peers by Bloomberg Financial. Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Comp Group. Moreover, the Company had the highest ROIC to Weighted Average Cost of Capital (“WACC”) ratio in its Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations, which focus on deepwater and international crude-oil developments, reported first quarter 2013 revenue of $125,245,000 and operating income of $34,851,000, both establishing records for any first quarter in Company history. Quarterly revenue increased 8% and operating income increased 9% over first quarter 2012, ex-items, even though the international rig count increased only 3% over the same period. Operating margins reached 28%, marking the tenth consecutive year-over-year quarterly increase for Reservoir Description.

Core's focus on deepwater developments worldwide, especially the Lower Tertiary trend in the GOM, drove the record first quarter results. Many of the Lower Tertiary reservoirs are highly undersaturated in natural gas - an important production drive mechanism - and consequently the estimates of their ultimate hydrocarbon recovery rates are relatively low, ranging from 10% to 15%. Therefore, these fields, some of which have billions of barrels of original oil in place (“OOIP”), pose a technological challenge to operating companies to increase recoverable reserves. In cooperation with the major Lower Tertiary operating companies, Core has been developing reservoir-fluid-based phase behavior technology related to High Pressure (“HP”) miscible gas displacements designed to increase initial recovery rates and improve secondary and tertiary recovery projects. Laboratory scale, reservoir condition HP dynamic flow tests using combinations of lean hydrocarbon gases, nitrogen, carbon dioxide and natural gas liquids have yielded encouraging results. Long-term HP injections of various miscible and inert gases and liquids into undersaturated reservoirs will be needed to significantly boost total hydrocarbon recovery. Core, an industry leader in HP enhanced oil recovery (“EOR”) testing, believes that the evolution of its proprietary HP EOR technology could boost recovery levels of the OOIP to 20% or higher in Lower Tertiary fields in the GOM.

Similar HP EOR technology also could be applied to boost hydrocarbon recovery rates for undersaturated reservoirs in pre-salt sequences in the deepwater offshore Brazil. Current recovery rates for several Santos Basin fields are projected to be below the worldwide average of 40%.

In other deepwater developments, the Company continued to analyze core samples, and more importantly, reservoir fluids samples from fields offshore Norway, eastern South America, West and East Africa, the eastern Mediterranean, and northwestern Australia. Understanding the fluid phase behavior relationships of the three reservoir fluids - natural gas, crude oil, and water - has become mission critical for maximizing daily hydrocarbon production, and especially ultimate hydrocarbon recovery from these multi-billion dollar deepwater field developments.

Production Enhancement

Production Enhancement operations, which focus on North American unconventional and deepwater developments, reported first quarter 2013 revenue of $107,431,000 and operating income of $34,238,000, increases over year-ago first quarter results, ex-items, of 11% and 15%, respectively, in spite of a North American rig count that was down over 10% for the same period. Both revenue and operating income were the highest totals for any quarter in Company history. Operating margins increased to 32%.

Core, working in cooperation with major operators developing the Lower Tertiary trend in the GOM, has upgraded its patented and proprietary completion and fracture diagnostics technology to withstand higher pressures and temperatures for longer periods of time. These technological advancements are being employed by clients running single-trip frac packs over multiple reservoir zones, thereby reducing completion costs by tens of millions of dollars. Among the improved technologies being applied on Lower Tertiary completions are SpectraMarkTM, SpectraStimTM, SpectraChem® - including SpectraChem® Plus and SpectraChem® ExpressTM - SpectraScan®, and PackScan® completion and fracture diagnostics technologies.

Core's HTD-BlastTM, HTD-Blast XLTM and Ultra HPHTTM perforating gun technologies continue to achieve greater market acceptance and penetration. During the first quarter of 2013, a record number of HTD-Blast and HTD-Blast XL systems were used in some of the industry's longest lateral wellbores in unconventional tight-oil wells. HTD-Blast XL technology has proved to be very effective and efficient in recompletions and refracs. One particular recompletion and refrac program in the Oklahoma Woodford basin has wells yielding superior flow rates when HTD Blast XL technology has been combined with Core's fracture diagnostics technologies. Some wells are now flowing at nearly three times the rate that resulted from the original completion and stimulation program. Core continues to recommend more closely spaced stages, and the use of more proppant per stage, which reduces un-stimulated reservoir volume and improves the effectiveness of the stimulation programs.

The Ultra HPHT system has been designed to perforate Lower Tertiary reservoirs both on the shallow shelf and in the deepwater GOM. Ultra HPHT systems have been used to successfully perforate reservoir intervals at 25,000 psi and 330°F, environments similar to those expected in Lower Tertiary GOM reservoirs.

Reservoir Management

Reservoir Management operations reported its most profitable quarter in Company history, with operating income totaling $9,846,000 on record quarterly revenues of $28,251,000. Operating margins were 35%. A total of 14 major deepwater joint-industry projects are now underway or completed in the Golden Triangle area bounded by eastern South America, West Africa, and the GOM. The Golden Triangle studies collectively represent the evaluation of tens of thousands of feet of potential reservoir sequences and have over 100 participating companies. These projects include the GOM Lower Tertiary Provenance Study, used to project reservoir quality and thickness, and most recently the offshore Namibia and South Africa - North Orange, Walvis, and Namibe Basins Study, where the first deepwater wells are now being spudded. Also during the quarter, Reservoir Management completed its Pre-Salt West Africa Carbonate Reservoir Study. This reservoir-rock based study will enable operating companies to better understand these complex carbonate reservoirs and the geological controls on reservoir quality and productivity.

In addition to joint-industry projects, Reservoir Management was awarded its largest proprietary project ever during the first quarter of 2013. Core has been tasked with generating numerous petrophysical data sets and integrating all data from regional well performance into one data base that will be digitally available through cloud computing sites hosted within Core's RAPIDTM/SpotfireTM systems. The ultimate objective of the “big data” study will be to evaluate conventional and unconventional hydrocarbon opportunities in Wolfcamp and related sequences in the southern Delaware Basin for one of the most successful operating companies in the Permian Basin.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the first quarter of 2013, Core Laboratories generated $68,258,000 of cash from operating activities and had capital expenditures of $8,443,000, yielding $59,815,000 in FCF. Therefore, in the first quarter of 2013, Core converted almost one of every four revenue dollars into free cash flow, the highest conversion rate of all major oilfield service companies.

The FCF in the first quarter, along with borrowings from the Company's revolving credit facility, was used to pay $14,820,000 in cash dividends and to repurchase 364,541 shares at an average price of approximately $131.00 per share. Core's current outstanding diluted share count of 46,276,000 is at a 15-year low. Core has reduced its diluted share count by over 37,000,000 shares and has returned over $1.4 billion to its shareholders via diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 10 years ago.

On 11 January 2013, the Company's Board announced a quarterly cash dividend of $0.32 per share of common stock that was paid on 22 February 2013. This amount represented a 14.2% increase over the quarterly dividends of $0.28 per share that were paid in 2012 and, if paid each quarter of 2013, will equal a payout of $1.28 per share of common stock. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 15 April 2013, the Board announced a quarterly cash dividend of $0.32 per share of common stock payable in the second quarter of 2013. The quarterly $0.32 per share cash dividend will be payable on 24 May 2013 for shareholders of record on 26 April 2013. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Comp Group. Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group.

Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update the ROIC for the oilfield services sector for the first quarter 2013 in its second quarter 2013 earnings release.

Second Quarter 2013 and Full Year 2013 Earnings Guidance

The Company's outlook for 2013 remains positive after reporting its most profitable quarter in its history. With continued support from robust Brent crude pricing and the expected delivery of additional deepwater drilling rigs and drillships, Core believes that it will continue to work increasingly in more established fields, as well as new field development projects. In addition, as it has consistently done in the past decade, the Company plans to enter in new fields where it currently does not have operations and to offer new technologies and additional services in 2013. These new technologies and services will be focused on increasing daily production and ultimate hydrocarbon recovery rates from deepwater fields and liquids-related unconventional reservoir developments worldwide. Specific technological developments currently underway are designed to increase in hydrocarbon recovery rates in undersaturated reservoirs similar to Lower Tertiary reservoirs in the deepwater GOM and several pre-salt fields in the Santos Basin offshore Brazil. Therefore, Core believes that its business model, whose goal is to achieve a revenue growth rate of 200 to 400 basis points above the increase in worldwide activity directed towards producing fields, remains intact, with incremental margins positively impacting operating margins.

Core expects 2013 FCF to range from $230,000,000 to $240,000,000 and with the Company's client-directed capital expenditures program to be equal to, or slightly greater than, that of 2012. The Company increased its quarterly dividend in the first quarter of 2013 while expanding its Shareholder Capital Return Program in the quarter.

Going forward, Core still anticipates 2013 North American activity levels to stabilize at first quarter 2013 levels and international activity levels to increase approximately 7%, yielding a worldwide activity increase of approximately 5%. The Company expects its revenue to grow at a rate faster than its anticipated change in worldwide industry activity by approximately 200 to 400 basis points. However, as was the case during the first quarter of 2013, if worldwide activity levels exceed Core's anticipated level of activity, the Company's revenue growth could be higher.

Therefore, for the second quarter of 2013, Core expects revenue of approximately $264,000,000 to $269,000,000, after taking into account seasonal effects, and EPS in the $1.29 to $1.36 range.

For the full year, Core expects revenue to range between $1,060,000,000 and $1,075,000,000 with operating margins averaging approximately 31% and incremental margins ranging from 35% to 45% for the full year of 2013. This operations guidance excludes any foreign currency translations, and a 25% effective tax rate is assumed for the year. This would increase the midpoint EPS range to between $5.06 and $5.26 and the midpoint to $5.16. The midpoint of revenue guidance suggests revenue growth of approximately 9%, up to 10%. EPS guidance suggests earnings growth will be higher than previously guided and is now expected to be approximately 14% in a range up to 16% over full-year 2012 levels.

The Company has scheduled a conference call to discuss Core's first quarter 2013 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CET on Thursday, 18 April 2013. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2012 Form 10-K filed on 19 February 2013, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	31 March 2013	31 March 2012

REVENUE	$260,927	$234,191

OPERATING EXPENSES:
Costs of services and sales	163,645	149,140
General and administrative expenses	12,809	10,174
Depreciation and amortization	6,025	5,883
Other (income) expense, net	(589)	(4,912)

OPERATING INCOME	79,037	73,906
Interest expense	2,269	2,190

INCOME BEFORE INCOME TAX EXPENSE	76,768	71,716
INCOME TAX EXPENSE	20,036	17,786
NET INCOME	56,732	53,930
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	216	(21)
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$56,516	$53,951

Diluted Earnings Per Share:	$1.22	$1.13

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	46,493	47,945

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$125,245	$116,106
Production Enhancement	107,431	96,733
Reservoir Management	28,251	21,352
Total	$260,927	$234,191

Operating income (loss):
Reservoir Description	$34,851	$32,415
Production Enhancement	34,238	33,531
Reservoir Management	9,846	7,915
Corporate and other	102	45
Total	$79,037	$73,906

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	31 March 2013	31 December 2012
	(Unaudited)
Cash and Cash Equivalents	$22,927	$19,226
Accounts Receivable, net	200,136	184,774
Inventory	50,767	49,265
Other Current Assets	39,037	43,642
Total Current Assets	312,867	296,907

Property, Plant and Equipment, net	127,731	125,418
Intangibles, Goodwill and Other Long Term Assets, net	214,845	214,191
Total Assets	$655,443	$636,516

LIABILITIES AND EQUITY:

Short-Term Debt & Lease Obligations
Accounts Payable	54,078	55,168
Other Current Liabilities	96,672	85,342
Total Current Liabilities	150,750	140,510

Long-Term Debt & Lease Obligations	241,022	234,033
Other Long-Term Liabilities	75,764	74,060

Total Equity	187,907	187,913
Total Liabilities and Equity	$655,443	$636,516

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2013

CASH FLOWS FROM OPERATING ACTIVITIES	$68,258

CASH FLOWS FROM INVESTING ACTIVITIES	(9,567)

CASH FLOWS FROM FINANCING ACTIVITIES	(54,990)

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,701
CASH AND CASH EQUIVALENTS, beginning of period	19,226
CASH AND CASH EQUIVALENTS, end of period	$22,927

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2013

Net cash provided by operating activities	$68,258
Capital expenditures	(8,443)
Free cash flow	$59,815

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